Exhibit 107

Calculation of Filing Fee Table

F-3
(Form Type)

Mesoblast Limited
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title(1)	Fee Calculation Rule	Amount Registered(2)	Proposed Maximum Aggregate Offering Price Per Unit(3)	Maximum Aggregate Offering Price(3)		Fee Rate	Amount of Registration Fee

Fees to be Paid	Equity	Ordinary shares issuable upon exercise of warrants	457(c)	2,275,000	$0.62	$1,410,500	(3)	0.00011020	$156

	Total Offering Amounts					$1,410,500			$156
	Total Fees Previously Paid								$-
	Total Fee Offsets								$0.00
	Net Fee Due								$156

(1)	In the form of American Depositary Shares (as evidenced by American Depositary Receipts, each representing five ordinary shares) have been registered on a separate registration statement on Form F-6 filed on October 9, 2015 (File No. 333-207378).

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement includes an indeterminate number of additional shares that may be offered and sold to prevent dilution resulting from share splits, share dividends, recapitalizations or similar transactions.

(3)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act. The proposed maximum offering price per share and the proposed maximum aggregate offering price are based on the average of the high and low sale prices of the registrant’s ADSs on the Nasdaq Global Select Market on March 20, 2023, or $3.11, divided by 5 (to give effect to the 5:1 ratio of ordinary shares to ADSs).